Exhibit 10.5
REPLACEMENT PROMISSORY NOTE II

$30,000,000.00	October 5, 2010
New York, New York
FOR VALUE RECEIVED, the undersigned, DELEK FINANCE, INC. (the “Borrower”), with an address at 7102 Commerce Way, Brentwood, TN 37027. HEREBY PROMISES TO PAY to the order of ISRAEL DISCOUNT BANK OF NEW YORK, its successors and assigns (hereinafter the “Bank”), the principal amount of THIRTY MILLION DOLLARS ($30,000,000.00), in lawful money of the United States (the “Loan”), or if less, the unpaid principal balance of the Loan made by Lender to Borrower, with interest thereon to be computed on the unpaid principal balance of the Loan from time to time outstanding in the manner and at the per annum rate as hereinafter specified and to pay the unpaid principal balance of the Loan in installments as set forth below.
1. Defined Terms. As used in this Note the following terms shall have the following meanings:
1.1 The term “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York.
1.2 The term “Collateral” shall mean the 2,867,242 shares of Lion Oil Company directly and beneficially owned by Holdings (which as of the date hereof represents an approximate 34.6% ownership interest of Lion Oil Company).
1.3 The term “Event of Default” shall mean any of the events or conditions specified in Section 11 hereof.
1.4 The term “Guarantor” means each guarantor and surety of this Note or the Obligations evidenced hereby and any entity who is primarily or secondarily liable, in whole or in part, for the repayment of the Obligations or any portion thereof (including, without limitation, Holdings), any entity who has granted security for the repayment of the Obligations, together with such entity’s successors and assigns.
1.5 The term “Holdings” shall mean Delek US Holdings, Inc.
1.6 The term “Indebtedness” shall mean all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, funded or unfunded, direct or contingent, joint or several, which would properly be included in the liability section of a balance sheet or in a footnote to a financial statement in accordance with generally accepted accounting principles, and shall also include (a) all indebtedness guaranteed, directly or indirectly in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or sold with recourse (b) all indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise, and (c) all indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, assignment, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed or guaranteed.

1.7 The term “Interest Period” means a period of sixty (60), ninety (90), one hundred twenty (120), one hundred fifty (150) or one hundred eighty (180) days, as selected by Borrower as provided for herein, provided, however, (i) if any Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
1.8 The term “LIBOR” shall mean with respect to an Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Bank from time to time) at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates.
1.9 The term “Loan Documents” shall mean this Note and any other document, instrument or agreement and any amendments thereto, evidencing or securing the Obligations, or now or at any time hereafter executed, delivered or recorded in connection with the Obligations, any other note, any loan commitment, requisition, letter agreement, line of credit agreement, commercial financing agreement, security agreement, guaranty of payment, mortgage, deed of trust, pledge agreement, loan agreement, loan and security agreement, hypothecation agreement, indemnity agreement, letter of credit application and agreement, and assignment, all as amended, restated, extended, renewed, supplemented, modified or replaced from time to time.
1.10 The term “Maturity Date” shall mean December 31, 2013.
1.11 The term “Note” shall mean this Replacement Promissory Note II.
1.12 The term “Obligations” shall mean all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Bank, whether under this Note or under any other existing or future instrument, document or agreement, between Borrower and Bank, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, including, without limitation, the debts, liabilities and obligations in respect of this Note and any extensions, modifications, substitutions, increases and renewals thereof. Without limiting the generality of the foregoing, Obligations shall include any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and Bank.

1.13 The term “Obligor” shall mean individually and collectively Borrower, Guarantor and any surety of this Note, any entity who is primarily or secondarily liable for the repayment of this Note or any portion thereof (including without limitation, Holdings), any entity who has granted security for the repayment of the Note, together with such entity’s successors and assigns.
1.14 The term “Payment Date” shall mean the last day of each March, June, September and December.
2. Principal and Interest.
(a) The Borrower shall pay to the Bank the unpaid principal balance of the Loan in eleven (11) equal successive quarterly installments of principal in the amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) each, with the first (1st) such installment being due on March 31, 2011 and the final ten (10) installments being due, subject to Section 8 hereof, on each Payment Date thereafter until and including September 30, 2013. The remaining principal balance shall be due in accordance with Section 2(d) below.
(b) The Loan shall bear interest on the outstanding daily unpaid principal amount of the Loan from the date hereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein, before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under the Bankruptcy Code, with interest on overdue interest to bear interest and to be compounded at the Default Interest Rate (as defined below), in each case, to the fullest extent permitted by applicable laws.
(c) Interest accrued on the Loan shall be due and payable quarterly in arrears on each Payment Date and shall continue until the Loan is fully repaid. Except as otherwise provided in Section 4, the unpaid principal amount of the Loan shall bear interest at a rate per annum equal to the greater of (i) LIBOR for the applicable Interest Period, as selected by the Borrower, plus four hundred fifty (450 bps) basis points or (ii) five percent (5%). The initial Interest Period for the Loan shall be ninety (90) days. Borrower shall deliver notice to Bank three (3) Business Days prior to the expiration of the initial and each successive Interest Period identifying the length of the next Interest Period. In the event Borrower fails to timely deliver such notice, the immediately following Interest Period shall be set at ninety (90) days.
(d) If not sooner paid, the entire outstanding principal balance of the Note together with any and all accrued interest due under the Note shall be repaid upon the earlier to occur of (i) Bank’s election pursuant to Section 12 of this Note or (ii) the Maturity Date.
(e) The unpaid principal amount of this Note may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part except that, with respect to any voluntary prepayment, (i) Bank shall have received written notice of any voluntary payment or prepayment by 12:00 noon, New York local time five Business Days before the date of such voluntary payment or prepayment, which notice shall identify the date and amount of the voluntary payment or prepayment, and (ii) any voluntary payment or prepayment of all or any part of the Loan on a day other than the last day of the applicable Interest Period shall be accompanied by a voluntary payment or prepayment premium equal to the amount of the actual loss, cost or expense incurred by Bank to relend or reinvest such amounts paid or prepaid to the Bank from the date of such voluntary payment or prepayment to the last day of the then current Interest Period. Bank shall not be obligated to accept any voluntary payment or prepayment unless it is accompanied by the prepayment premium.

(f) Bank may act without liability upon the basis of telephonic notice believed by Bank in good faith to be from an authorized officer of Borrower and Borrower hereby agrees to indemnify Bank against any claims, liabilities, losses and expenses ensuing from such reliance. Borrower shall immediately confirm to Bank, in writing, each telephonic notice. Borrower expressly authorizes Bank to record in its computer system the amount and date of the Loan, the applicable rate of interest and each payment of principal and interest made thereon. In the event of any discrepancy between any such notation by Bank and any records of Borrower, the records of Bank shall be controlling and conclusive. Bank’s failure to make any notation to its records shall not limit or otherwise affect the obligations of Borrower to repay the Loan, in accordance with the terms hereof.
3. Default Rate. At the option of the Lender, upon the occurrence and during the continuance of any Event of Default, and in any event if any installment of principal or interest or any fee or cost or other amount payable under this Note, or any other Loan Document, is not paid when due, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate otherwise applicable thereto plus five (5%) percent per annum (the “Default Interest Rate”), to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable law.
4. Computation of Interest and Fees.
(a) Computation of interest on the Loan and all fees under this Note shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lender than a method based on a year of 365 or 366 days.
(b) Under no circumstances or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

5. Manner and Treatment of Payments.
(a) Each payment due on this Note, or under any other Loan Document, shall be made to Bank, at Bank’s office located at 511 Fifth Avenue, New York, New York 10017, for the account of Bank, in immediately available funds not later than 3:00 p.m., New York local time, on the day of payment (which must be a Business Day). All payments received after these deadlines shall be deemed received on the next succeeding Business Day. All payments shall be made in lawful money of the United States of America.
(b) Bank shall use its reasonable efforts to keep a record of the Loan made by it and payments received by it with respect to this Note and, such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, Bank shall not be liable to any party for any failure to keep such a record.
(c) Bank shall have the unconditional right and discretion (and Borrower hereby authorizes Bank) to charge Borrower’s operating and/or deposit account(s) for all of Borrower’s Obligations as they become due from time to time under this Note, or any other Loan Document, including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of expenses.
(d) Any payment due under this Note which is paid by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless and until the amount due is actually received by Bank. Each payment received by Bank shall be applied as follows: first, to the payment of any and all costs, fees and expenses incurred by or payable to Bank in connection with the collection or enforcement of this Note; second, to the payment of all unpaid late charges (if any); third, to the payment of all accrued and unpaid interest hereunder; and fourth, to the payment of the unpaid principal balance of this Note, or in any other manner which Bank may, in its sole discretion, elect from time to time.
6. Security Interest. To secure payment to Bank and performance of the Obligations, this Note is secured by the guarantee of Guarantor which is secured by the Collateral, subject to an intercreditor agreement between Bank Leumi USA (“BLUSA”) and Bank, and pledge agreements between Holdings and Bank and Holdings and BLUSA, as the same may be amended, modified or reaffirmed from time to time.
7. Right of Set-Off. As security for this Note and all other Obligations of Borrower to Bank, Borrower and any Obligor of this Note hereby grant Bank a continuing lien and/or right of set-off upon any and all deposit and/or operating accounts now or hereafter maintained with Bank, any and all securities and other property of Borrower and any Obligor and the proceeds thereof now or hereafter coming into the possession or control of Bank, hereby authorizing Bank, at any time, without prior notice, to appropriate and apply such deposits or the proceeds of the sale of such securities or other property to any such Obligations, although contingent and although unmatured, it being understood that Bank shall be under no obligation to effect any such appropriation and application.
8. Repayment Extension. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of New York are required or permitted to be closed, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

9. Late Charge. Borrower shall unconditionally pay to Bank a late charge (the “Late Charge”) equal to five (5%) percent of the payment then due, if any such payment in whole or in part is not received by Bank within ten (10) days after its due date. The Late Charge shall be payable together with the next payment due hereunder or, at Bank’s option, upon demand by Bank, provided, however, that if any such late charge is not recognized as liquidated damages for such delinquency, and is deemed to be interest in excess of the amount permitted by applicable law, Bank shall be entitled to collect a late charge only at the highest rate permitted by law, and any payment actually collected by Bank in excess of such lawful amount shall be deemed a payment in reduction of the principal sum then outstanding, and shall be so applied.
10. Representations and Warranties. Borrower represents and warrants to Bank:
10.1 Existence and Qualification; Power — Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of its organization. Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute and deliver this Note and each Loan Document to which it is a party and to perform its Obligations;
10.2 Compliance with Laws — Borrower is in compliance with all laws, regulations and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished (or obtained exemptions from) all filings, registrations and qualifications that are necessary for the transaction of its business;
10.3 Authority; Compliance With Other Agreements and Instruments — the execution, delivery and performance by Borrower of this Note and the other Loan Documents to which it is a party has been duly authorized by all necessary corporate, partnership or membership action, as applicable, and does not and will not: (i) require any consent or approval not heretofore obtained of any manager, director, stockholder, member, partner, security holder or creditor of such party; (ii) violate or conflict with any provision of Borrower’s partnership agreement, articles of organization, operating agreement, articles of incorporation, charter, by-laws or other comparable instruments; or (iii) result in a breach by Borrower or constitute a default by Borrower under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other contractual obligation to which Borrower is a party or by which Borrower or any of its property is bound or affected;
10.4 Financial Statements — the financial statements of Guarantor previously furnished to Bank are complete and correct and fairly represent the financial condition of Guarantor through to the date for such fiscal period, and the result of Guarantor’s operations as of the end of the most recent fiscal quarter reflect no material adverse change in the financial condition of Guarantor;
10.5 No Default — no event has occurred and no event is continuing which with the giving of notice or the lapse of time or both would constitute an Event of Default;

10.6 Regulations T, U and X; Investment Company Act — no part of the proceeds of the Loan will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Borrower is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940; and
10.7 Patriot Act Compliance — Borrower is not involved in any activity, directly or indirectly, which would constitute a violation of applicable laws concerning money laundering, the funding of terrorism or similar activities. No part of the proceeds of the Loan will be used to fund activities which would constitute a violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-terrorist Financing Act of 2001.
11. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:
11.1 Payments — if Borrower, or any other Obligor, fails to make any payment of principal or interest under the Obligations when such payment is due and payable; or
11.2 Other Charges — if Borrower, or any other Obligor, fails to pay any other charges, fees, expenses or other monetary obligations owing to Bank arising out of or incurred in connection with this Note within five (5) Business Days after the date such payment is due and payable; or
11.3 Particular Covenant Defaults — if Borrower fails to perform, comply with or observe any covenant or undertaking contained in any Loan Document and such failure continues for thirty (30) Business Days after the occurrence thereof; or
11.4 Financial Information — if any statement, report, financial statement, or certificate made or delivered by Borrower, or any other Obligor, to Bank is not true and correct in all material respects when made or delivered; or
11.5 Warranties or Representations — if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Note, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Note, is false, erroneous, or misleading in any material respect when made; or
11.6 Holdings’ Guaranty — if Holdings shall be in default of the guaranty, dated May 23, 2006, issued by Holdings in favor of the Bank, as amended or modified from time to time; or
11.7 Other Agreements with Bank — if Borrower breaches or violates the terms of, or if a default occurs under, any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Bank; or

11.8 Judgments — if any final judgment for the payment of money in excess of $20 million (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or
11.9 Assignment for Benefit of Creditors, etc. — if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or
11.10 Bankruptcy, Dissolution, etc. — upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have twenty (20) Business Days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such twenty (20) Business Day period, Bank may seek adequate protection in any bankruptcy proceeding; or
11.11 Receiver — upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s property; or
11.12 Execution Process, etc. — the issuance of any execution or distraint process against any property of Borrower; or
11.13 Termination of Business — if Guarantor permanently discontinues a material portion of its business operations, taken as a whole, as presently conducted; or
11.14 Investigations — any indication or evidence received by Bank that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or
11.15 Liens — if any lien granted by Borrower or Holdings in favor of Bank, including the lien granted to Bank pursuant to that certain Stock Pledge and Security Agreement dated June 23, 2009 between Holdings and Bank, shall cease to be valid, enforceable and perfected and prior to all other liens other than permitted liens, which permitted liens shall specifically include any and all liens granted by Holdings with respect to the Collateral pursuant to that certain (a) Stock Pledge and Security Agreement, dated as of June 23, 2009 by and between Holdings and Bank Leumi USA (“BLUSA”), as the same is or may be amended or modified from time to time, and (b) Intercreditor and Subordination Agreement, dated as of June 23, 2009 by and between BLUSA and the Bank, as the same is or may be amended or modified from time to time; or
11.16 Concealment/Removal of Property — if Borrower, or any other Obligor, conceals, removes or permits to be concealed or removed any part of Borrower’s property with intent to hinder, delay, or defraud any of its creditors; or

11.17 Fraudulent Conveyance — the making or suffering by Borrower, or any other Obligor, of a transfer of any property, which is fraudulent under the law of any applicable jurisdiction; or
11.18 Agreements with Others — if Borrower or Holdings otherwise defaults under the terms of any Indebtedness and if the effect of such default is to cause the holder of such Indebtedness to accelerate the payment of $10,000,000.00 or more of Borrower’s, Holdings’ or any of Borrower’s or Holdings’ affiliates obligations in the aggregate, prior to the maturity date or prior to the regularly scheduled date of payment; or
11.19 Material Adverse Effect — if there is any change in Borrower’s financial condition which, in Bank’s reasonable opinion, has or would be reasonably likely to have a material adverse effect with respect to (a) the assets, properties, financial condition, credit worthiness, business prospects, material agreements or results of business operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Note or any of the other Loan Documents or the rights and remedies of Bank hereunder or thereunder.
12. Rights and Remedies upon Default. Upon and after the occurrence of an Event of Default hereunder, Bank, in Bank’s sole discretion and without notice or demand to Borrower or any other Obligor, may: (a) declare the entire outstanding principal balance of this Note, together with all accrued interest and all other sums due under this Note to be immediately due and payable, and the same shall thereupon become immediately due and payable without presentment, demand or notice, which are hereby expressly waived (b) exercise its right of set-off against any money, funds, credits or other property of any nature whatsoever of Borrower or any other Obligor now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, Bank or any affiliate of Bank in any capacity whatsoever, including without limitation, any balance of any deposit account and any credits with Bank or any affiliate of Bank; (c) terminate any outstanding commitments of Bank to Borrower or any Obligor; and (d) exercise any or all rights, powers, and remedies provided for in the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise.
13. Remedies Cumulative. Each right, power and remedy of Bank hereunder, under the other Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or the beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by Bank of any or all such other rights, powers or remedies. No failure or delay by Bank to insist upon the strict performance of any one or more provisions of this Note or of the Loan Documents or to exercise any right, power or remedy consequent upon a breach thereof or a default hereunder shall constitute a waiver thereof, or preclude Bank from exercising any such other rights, powers or remedy. By accepting full or partial payment after the due date of any amount of principal or interest on this Note, or other amounts payable on demand, Bank shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to is in order to collect all such other amounts due and payable under this Note.

14. Inability to Determine LIBOR. If prior to the first day of any Interest Period Bank shall have determined (which determination shall be conclusive and binding upon Borrower, absent manifest error) that LIBOR can not be determined by any of the means set forth in the definition of “LIBOR” and, by reason of circumstances affecting the London Interbank Market, quotations of interest rates for the relevant Interest Periods are not being provided to Bank in the relevant amount or for the relevant maturities for purposes of determining LIBOR for such Interest Period, then Bank shall forthwith furnish notice of such determination to Borrower and on the last day of the then applicable current Interest Period, Bank shall, in its sole discretion, select a new interest rate for the Loan.
15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any law, rule, regulation, guideline or order, or the interpretation or application thereof shall make it unlawful for Bank to maintain the Loan at an interest rate based on LIBOR as contemplated hereunder (a) Bank shall promptly give notice thereof to Borrower, and (b) interest rate to be charged on the remaining unpaid principal amount of the Loan shall be converted automatically to a rate determined by Bank in its sole discretion.
16. Additional Costs. If, as a result of any change in applicable law, regulation, guideline or order, or in the interpretation or application thereof by any governmental authority charged with the administration thereof, there shall be imposed upon or made applicable to Bank any reserve requirement against this Note or any other costs or assessments (hereinafter “Additional Costs”), Borrower shall pay to Bank, on demand (which demand shall be in writing and which will set forth a calculation of such Additional Costs), an amount sufficient to compensate Bank for such Additional Cost. Bank’s calculation of the amount of such Additional Costs shall be presumed correct absent manifest error.
17. Collection Expenses. If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, Borrower agrees to pay to Bank upon demand costs and expenses, including all attorney’s fees and court costs, paid or incurred by Bank in connection with the enforcement or collection of this Note (whether or not any action has been commenced by Bank to enforce or collect this Note) or in successfully defending any counterclaim or other legal proceeding brought by Borrower contesting Bank’s right collect the outstanding principal balance of this Note. The obligation of Borrower to pay all such costs and expenses shall not be merged into any judgment by confession against Borrower. All of such costs and expenses shall bear interest at the higher of the rate of interest provided herein or Default Interest Rate provided herein, from the date of payment by Bank until repaid in full.
18. Interest Rate after Judgment. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, fees and costs) shall bear interest at the higher of (i) the legal rate of interest then applicable to judgments in the jurisdiction in which judgment was entered or, (ii) if otherwise permitted by applicable law, the Default Interest Rate provided herein.

19. Certain Waivers by Borrower. Borrower waives demand, presentment, protest and notice of demand, of non-payment, of dishonor, and of protest of this Note. Bank, without notice to or further consent of Borrower or any other Obligor and without in any respect compromising, impairing, releasing, lessening or affecting the obligations of Borrower hereunder or under of the Loan Documents, may: (a) release, surrender, waive, add, substitute, settle, exchange, compromises, modify, extend or grant indulgences with respect to (i) this Note, (ii) any of the Loan Documents, and/or (iii) all or any part of any collateral or security for this Note; and/or (iv) any Obligor; (b) complete any blank space in this Note according to the terms upon which the loan evidenced hereby is made; and (c) grant any extension or other postponements of the time of payment hereof.
20. Choice of Law: Forum Selection: Consent to Jurisdiction. This Note shall be governed by, construed and interpreted in accordance with the laws of the State of New York (excluding the choice of law rules thereof). Borrower hereby irrevocably submits to the jurisdiction of any New York court or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
21. Subsequent Holders. In the event that any holder of this Note transfers this Note for value, Borrower agrees that except with respect to a subsequent holder with actual knowledge of a claim or defense, no subsequent holder of this Note shall be subject to any claims or defenses which Borrower may have against a prior holder (which claims or defenses are not waived as to prior holder), all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all of the rights of a holder in due course with respect to Borrower even though the subsequent holder may not qualify, under applicable law, absent this paragraph, as a holder in due course.
22. Invalidity of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained in this Note, but only to the extent of its invalidity, illegality, or unenforceability. In any event, if any such provision pertains to the repayment of the Obligations evidenced by this Note, then and in such event, at Bank’s option, the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable.

23. WAIVER OF JURY TRIAL. BORROWER HEREBY (i) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (ii) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BANK AND BORROWER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE, ANY OF THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO BORROWER-BANK RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BANK IS HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
24. Waiver of Defenses, Counterclaims, etc. Borrower hereby waives, in any litigation (whether or not arising out of or related to this note or any other obligation or liabilities to Bank) in which Borrower and Bank shall be adverse parties, the right to interpose any defense, set-off or counterclaim of any nature or description.
25. Miscellaneous. Time is of the essence under this Note. The paragraph headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof. This Note and the other Loan Documents, if any, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior letters, representations, or agreements, oral or written, with respect thereto. No modification, release, or waiver of this Note shall be deemed to be made by Bank unless in writing signed by Bank, and each such waiver, if any, shall apply only with respect to the specific instance involved. No course of dealing or conduct shall be effective to modify, release or waive any provisions of this Note or any of the other Loan Documents. Borrower acknowledges that this Note is an instrument for the payment of money only within the meaning of Section 3213 of the New York Civil Practice Law & Rules. This Note shall inure to the benefit of and be enforceable by Bank and Bank’s successors and assigns and any other person to whom Bank may grant an interest in the obligations evidenced by this Note and shall be binding upon and enforceable against Borrower and Borrower’s successors and assigns. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders.
26. Prior Note. This Note replaces in its entirety that certain Amended and Restated Term Loan Note by Borrower in favor of Bank dated December 30, 2008 in the original principal amount of $30,000,000.00 as the same may have been paid down from time to time (“Prior Note”), which Prior Note is hereby terminated and cancelled in all respects. In addition, that certain line letter between Bank and Borrower dated December 23, 2008 is hereby terminated.

27. Indemnification. The Borrower agrees: (i) to pay and reimburse Bank for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Note and the other Loan Documents, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of internal and external counsel, (ii) to pay and reimburse Bank for reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note, Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of its counsel, whether internal or external, (iii) to pay, indemnify and hold harmless the Bank and its directors, officers and agents (each, an “Indemnified Party” and collectively, “Indemnified Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges internal or external counsel for all Indemnified Parties in connection with the execution, delivery, enforcement, performance and administration of this Note or the Loan Documents and any such other documents or the use of the proceeds thereof, including any of the foregoing relating to the violation of, noncompliance with or liability applicable to the operations of the Borrower, any of its subsidiaries; provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to damages caused directly by the gross negligence or willful misconduct of such Indemnified Party as determined by a non-appealable final judgment.
28. Financial Covenants. The Loan is subject to the following financial covenants:
28.1 Shareholders’ Equity of Holdings. Total adjusted Shareholders’ Equity of Holdings shall not be less than $425,000,000.00 as of the end of any of Holdings’ fiscal quarters. For purposes of this Section 28, the term “Total adjusted Shareholders’ Equity” shall mean the line item “total shareholders’ equity” as shown on Holdings’ Consolidated Balance Sheets as of the last day of each of Holdings’ fiscal quarters plus any amounts that may be taken as an impairment or other charge to Holdings’ Consolidated Balance Sheets with respect to the following items: (i) goodwill, as reported in Holdings’ Consolidated Balance Sheets, and (ii) Holdings’ investment in Lion Oil Company, such amounts to be added back to shareholders’ equity for the duration of the Note from December 30, 2008.
28.2 Shareholder’s Equity Ratio. Holdings must maintain a ratio of Total adjusted Shareholder’s Equity to Total Assets, as shown on Holdings’ Consolidated Balance Sheets, of not less than 0.3:1 as of the end of any fiscal quarter of Holdings at all times while any obligations under this Note are outstanding to the Bank.
28.3 Financial Statements. Borrower shall furnish to Bank or make available on its website (www.Delekus.com) within 60 days of the last day of each fiscal quarter ending March 31, June 30 and September 30 and within 90 days of the last day of the fiscal quarter ending December 31 (i) the consolidated publicly published financial statements of Holdings and (ii) quarterly financial statements for Mapco Express and Delek Refining, each as prepared by management and dated as of the end of the reported fiscal quarters.
29. Fees. Borrower shall pay to the Bank simultaneously with the execution of this Note (i) an extension fee in the amount of $150,000.00 and (ii) a documentation fee in the amount of $2,500.00. Borrower hereby authorizes Bank to debit Borrower’s operating and/or deposit account for the payment of such fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Note on the date first written above.

BORROWER: DELEK FINANCE, INC.
By:	/s/ Mark B. Cox
	Name:	Mark B. Cox
	Title:	CFO

By:	/s/ A.L. Schwarcz
	Name:	A.L. Schwarcz
	Title:	Vice President

GUARANTOR HEREBY EXECUTES THIS NOTE BELOW, SOLELY FOR THE PURPOSE OF ACKNOWLEDGING AND REAFFIRMING ITS OBLIGATIONS UNDER THE GUARANTY GUARANTOR: DELEK US HOLDINGS, INC.
By:	/s/ Mark B. Cox
	Name:	Mark B. Cox
	Title:	CFO

By:	/s/ A.L. Schwarcz
	Name:	A.L. Schwarcz
	Title:	V.P.